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                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

                          SEC File Number  0000-24373
                          Cusip Number  37934 A 10 0

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

(Check One) [ ]Form 10-K [ ]Form 20-F [X]Form 11-K [ ]Form 10-Q [ ]Form N-SAR


FOR PERIOD ENDED: MARCH 31, 1999
                  --------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [X] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
 For the Transition Period Ended: __________________


READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

Global Imaging Systems, Inc.

______________________________________________________
Full Name of Registrant


______________________________________________________
Former Name if Applicable

3820 Northdale Blvd., Suite200A
_____________________________________________________
Address of Principal Executive Office (STREET AND NUMBER)

Tampa, FL  33624
_____________________________________________________
City, State and Zip Code
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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on
        Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)  The accountant's statement or other exhibit required by Rule
        12b-25(C) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Form 11-K was not filed within the prescribed time period due to a delay in the receipt of certain required information from the third party administrator for compliance testing.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Michael Mueller             813                 960-5508
  ---------------             ---                 --------
    (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

________________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:
________________________________________________________________________________



Global Imaging Systems, Inc.
----------------------------
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


 September 27, 1999                           /s/ Michael Mueller
 ------------------                           -------------------
       Date                                     Michael Mueller
                                          Senior Vice President and
                                           Chief Operating Officer